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                                                                    Exhibit 10.7

BE
--

June 22, 1998

Mr. Wesley Saia
1420 Escalona Drive
Santa Cruz, Ca 95060

Dear Wes:

This letter outlines the terms and conditions of your employment as Chief Financial Officer of Be Incorporated and replaces your Employment Agreement dated October 12, 1994. By signing this letter you agree with the terms and conditions of this Agreement and release the Company from any obligations contained in the agreement dated October 12, 1994.

EQUITY IN BE INCORPORATED
-------------------------

On April 26, 1996 you were granted an Incentive Stock Option to purchase 250,000 shares of common stock. For past services provided to the Company since your hire date of November 7, 1994, these shares are considered fully vested.

On March 31, 1998 you were granted an additional Incentive Stock Option to purchase 250,000 shares of common stock of the Company with the terms and conditions as shown in your Incentive Stock Option Agreement dated March 31, 1998.

TERMINATION OF EMPLOYMENT
-------------------------

If your employment is terminated without cause or resulting from a change in control you will be paid (6) six months salary and the company will provide all company paid benefits for a period of six months from the date of the written notice.

If you agree with the terms and conditions of this Agreement, please indicated by signing in the space below.

Sincerely,

/s/ Jean-Louis Gassee

Jean-Louis Gassee

                              Agreed to and accepted by:  /s/ Wesley S. Saia

________________________________________________________________________________
President & CEO                                                 Be Incorporated
(650) 462-4101
(650) 462-4129 Fax                                800 El Camino Real, Suite 300
e-mail:  jlg@be.com                               Menlo Park, California 94025